Filed pursuant to Rule 424(b)(5)

Registration No. 333-256509

AMENDMENT NO.1 DATED DECEMBER 30, 2021

TO PROSPECTUS SUPPLEMENT DATED NOVEMBER 19, 2021

(To Prospectus dated June 7, 2021)

GREENLAND TECHNOLOGIES HOLDING CORPORATION

Up to $7.72 million Ordinary Shares

This Amendment No.1 to Prospectus Supplement, or this amendment, amends our prospectus supplement dated November 19, 2021 (as amended by this amendment, the prospectus supplement). This amendment should be read in conjunction with the prospectus supplement and the prospectus dated June 7, 2021, each of which are to be delivered with this amendment. This amendment amends and/or supplements only those sections of the prospectus supplement listed in this amendment; all other sections of the prospectus supplement remain as is.

We have entered into an “at-the-market” offering agreement (the “Sales Agreement”), dated as of November 19, 2021, with H.C. Wainwright & Co., LLC (“Wainwright” or the “Sales Agent”), acting as our sales agent, relating to the sale of our ordinary shares, no par value per share (the “ordinary shares”), pursuant to the prospectus supplement and the accompanying prospectus. In accordance with the terms of the Sales Agreement, we may offer and sell ordinary shares with an aggregate offering price of up to $7.72 million from time to time through the Sales Agent under the prospectus supplement and the accompanying prospectus.

Our ordinary shares are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “GTEC.” On December 29, 2021, the last reported sale price of our ordinary shares on Nasdaq was US$6.49 per share.

Sales of our ordinary shares, if any, under the prospectus supplement and the accompanying prospectus may be made in sales deemed to be an “at-the-market offering” as defined in Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on or through the Nasdaq Capital Market, the trading market for our ordinary shares, or any other trading market in the United States for our ordinary shares, sales made to or through a market maker other than on an exchange or otherwise, directly to the Sales Agent as principal in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices, and/or in any other method permitted by law. If we and Wainwright agree on any method of distribution other than sales of our ordinary shares into the Nasdaq Capital Market or another existing trading market in the United States at market prices, we will file a further prospectus supplement providing all information about such offering as required by Rule 424(b) under the Securities Act. The Sales Agent is not required to sell any specific number or dollar amount of our ordinary shares but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

We will pay the Sales Agent a commission of 3% of the gross proceeds of any of our ordinary shares sold under the Sales Agreement. See “Plan of Distribution” on page S-29 for additional information regarding the compensation to be paid to the Sales Agent. In connection with the sales of our ordinary shares on our behalf, the Sales Agent may be deemed to be an “underwriter” within the meaning of the Securities Act, and the Sales Agent’s compensation may be deemed to be underwriting commissions or discounts. We have agreed to provide indemnification and contribution to the Sales Agent with respect to certain liabilities, including liabilities under the Securities Act.

We are an “emerging growth company” as defined in the Jumpstart Our Business Act of 2012, as amended, and, as such, are subject to reduced public company reporting requirements.

The aggregate market value of our outstanding ordinary shares held by non-affiliates, or public float, as of November 19, 2021, was approximately US$44.16 million, which was calculated based on 4,465,081 ordinary shares held by non-affiliates as of November 19, 2021 and a per share price of US$9.89, which was the closing price of our ordinary shares on Nasdaq on November 19, 2021. We have sold $7 million of our ordinary shares pursuant to General Instruction I.B.6 on Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof (but excluding this offering), and, accordingly, we may sell up to $7.72 million of our ordinary shares hereunder.

Greenland Technologies Holding Corporation is a holding company incorporated in the British Virgin Islands and not a Chinese operating company. As a holding company with no material operations of our own, we conduct our operations through our United States (“U.S.”) subsidiary and our Peoples Republic of China (“PRC”) subsidiaries. We hold equity interests in our subsidiaries and do not currently use a variable interest entity structure.

We are subject to certain legal and operational risks associated with conducting business in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and, as a result, these risks may result in material changes in the operations of our PRC subsidiaries, significant depreciation in the value of our ordinary shares, or a complete hindrance of our ability to offer or continue to offer our securities to investors. In addition, we are subject to risks and uncertainties of the interpretations and applications of PRC laws and regulations, including but not limited to, limitations on foreign ownership in our industry. We are also subject to the risks and uncertainties about any future actions of the PRC government. If any future actions of the PRC government result in a material change in our operations, and the value of our ordinary shares may depreciate significantly or become worthless.

As of the date of this amendment, there are currently no relevant laws or regulations in the PRC that prohibit companies whose entity interests are within the PRC from listing their securities on overseas stock exchanges. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are newly published, and official guidance and related implementation rules have not been issued, it is highly uncertain what the potential impact such modified or new laws and regulations will have on our daily business operations, our ability to accept foreign investments and our ability to continue listing our securities on a U.S. exchange. As of the date of this amendment, we and our PRC subsidiaries have not been involved in any cybersecurity investigations or reviews initiated by any PRC regulatory authority, nor have we received any inquiry, notice or sanction.  As of the date of this amendment, we also have not received any inquiry, notice, warning, or sanctions regarding offshore offering from the China Securities Regulatory Commission (the “CSRC”) or any other PRC governmental authorities. See “Risk Factors — Risks Related to Doing Business in China”.

We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations with little advance notice that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Furthermore, the PRC government authorities may continue to strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Such actions taken by the PRC government authorities may intervene or influence the operations of our PRC operating entities at any time, which may be beyond our control. Therefore, any such action may adversely affect the operations of our PRC subsidiaries and significantly limit or hinder our ability to offer or continue to offer securities to you and reduce the value of such securities or cause the value of such securities to be completely worthless.

Our PRC subsidiaries are permitted to pay dividends only out of their retained earnings. However, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, after making up for previous year’s accumulated losses, if any, to fund certain statutory reserves, until the aggregate amount of such funds reaches 50% of registered capital. This portion of our PRC subsidiaries’ respective net assets are prohibited from being distributed to their shareholders as dividends. However, none of our PRC subsidiaries has made any dividends or distributions to our holding company or any U.S. investors as of the date of this amendment. See “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends paid by our subsidiaries for our cash needs, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct business.” In addition, the PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders. See “Risk Factors — Risks Related to Doing Business in China — Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.” A 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises. Any gain realized on the transfer of ordinary shares by such investors is also subject to PRC tax at a current rate of 10%, which in case of dividends will be withheld at source if such gain is regarded as income derived from sources within the PRC. See “Risk Factors — Risks Related to Doing Business in China — Under the Enterprise Income Tax Law, we may be classified as a ‘Resident Enterprise’ of China. Any classification as such will likely result in unfavorable tax consequences to us and our non-PRC shareholders.”

Several cash transfers have been made between us and our subsidiaries. We have transferred $900,000 in cash to Hangzhou Greenland Energy Technologies Co., Ltd., $2,000 in cash to Zhongchai Holding (Hong Kong) Limited, and $200,000 in cash to Greenland Technologies Corporation.

In addition, our ordinary shares may be prohibited from trading on a national exchange under the Holding Foreign Companies Accountable Act, or the HFCA Act, if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) is unable to inspect our auditor for three consecutive years. Our auditor has been inspected by the PCAOB on a regular basis, with the last inspection conducted in November 2021, and it is not subject to the determinations announced by the PCAOB on December 16, 2021. If trading in our ordinary shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, the Nasdaq Stock Market may determine to delist our ordinary shares. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if passed by the U.S. House of Representatives and signed into law, would reduce the period of time for foreign companies to comply with PCAOB audits to two consecutive years, instead of three, thus reducing the time period for triggering the prohibition on trading. See “Risk Factors—Risks Related to Doing Business in China—A recent joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB.”

Investing in our securities involves risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and on page 4 of the accompanying prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if the prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this Amendment No.1 to prospectus supplement is December 30, 2021

TABLE OF CONTENTS

Prospectus Supplement
Page

ABOUT THIS AMENDMENT TO PROSPECTUS SUPPLEMENT	S-ii
PROSPECTUS SUPPLEMENT SUMMARY	S-1
RISK FACTORS	S-9

S-i

ABOUT THIS AMENDMENT TO PROSPECTUS SUPPLEMENT

This amendment amends our prospectus supplement dated November 19, 2021 (as amended by this amendment, the prospectus supplement). This amendment should be read in conjunction with the prospectus supplement and the prospectus dated June 7, 2021, each of which are to be delivered with this amendment. This amendment amends and/or supplements only those sections of the prospectus supplement listed in this amendment; all other sections of the prospectus supplement remain as is.

On May 26, 2021, we filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form S-3 (File No. 333-256509), utilizing a shelf registration process relating to the securities described in the prospectus supplement, which registration statement was declared effective by the SEC on June 7, 2021. Under this shelf registration process, we may, from time to time, in one or more offerings, offer and sell up to US$150,000,000 of any combination, together or separately, of our ordinary shares, no par value per share, preferred shares, debt securities, warrants, rights, and units, or any combination thereof as described in the accompanying prospectus. We are selling ordinary shares in this offering. Other than ordinary shares sold pursuant to this offering, if any, we have sold $7 million of ordinary shares under the shelf registration statement.

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus supplement. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. You should read the entire prospectus supplement as well as the accompanying prospectus, including any supplements and amendments thereto, and the documents incorporated by reference that are described under “Incorporation of Documents by Reference” and “Where You Can Find Additional Information” in the prospectus supplement and the accompanying prospectus, including any supplements and amendments thereto.

If the description of the offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information contained in the prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the prospectus supplement and the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, into the prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of the prospectus supplement or the accompanying prospectus to the extent that a statement contained herein, therein or in any other subsequently filed document which also is incorporated by reference in the prospectus supplement or the accompanying prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of the prospectus supplement or the accompanying prospectus.

We further note that the representations, warranties, and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the prospectus supplement and the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you unless you are a party to such agreement. Moreover, such representations, warranties, or covenants were accurate only as of the date when made or expressly referenced therein. Accordingly, such representations, warranties, and covenants should not be relied on as accurately representing the current state of our affairs unless you are a party to such agreement.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights, and should be read in conjunction with, the more detailed information contained elsewhere in the prospectus supplement, the accompanying prospectus, and the documents incorporated therein by reference. You should read carefully the entire documents, including our financial statements and related notes, to understand our business, the ordinary shares, and the other considerations that are important to your decision to invest in the ordinary shares. You should pay special attention to the “Risk Factors” sections beginning on page S-9 of the prospectus supplement and on page 4 of the accompanying prospectus.

Organization

Greenland serves as the parent company of Zhongchai Holding (Hong Kong) Limited, a holding company formed under the laws of Hong Kong on April 23, 2009 (“Zhongchai Holding”). Zhongchai Holding, through its subsidiaries, develops and manufacture traditional transmission products for material handling machineries in China, as well as develop models for robotic cargo carriers, which are expected to be produced in the near future in China.

Greenland Technologies Corp. (“Greenland Tech”) was incorporated on January 14, 2020 under the laws of the State of Delaware. Greenland Tech is a wholly-owned subsidiary of the registrant. Greenland Tech conducts operations in the U.S. for the Company in order to promote sales of our robotic products for the North American market.

Greenland’s subsidiaries also include (i) Zhejiang Zhongchai Machinery Co. Ltd., an operating company formed under the laws of the PRC in 2005, (ii) Hangzhou Greenland Energy Technologies Co., Ltd., formerly known as Hangzhou Greenland Robotic Co., Ltd. prior to November 6, 2020, an operating company formed under the laws of the PRC in 2019, and (iii) Shanghai Hengyu Enterprise Management Consulting Co., Ltd., a company formed under the laws of the PRC in 2005. Zhejiang Shengte Transmission Co., Ltd. (“Shengte”), an operating company formed under the laws of the PRC in 2006, was also Greenland’s subsidiary until December 2020, when Shengte was dissolved.

Through our PRC subsidiaries, we offer transmission products, which are key components for forklift trucks used in manufacturing and logistic applications, such as factories, workshops, warehouses, fulfillment centers, shipyards and seaports. Forklifts play an important role in the logistic systems of many companies across different industries in China and globally. Generally, the industries with the largest demand for forklifts include the transportation, warehousing logistics, electrical machinery and automobile industries. Through Zhongchai Holding and other subsidiaries, we have experienced increased demand for forklifts in the manufacturing and logistics industries in China, as our revenue increased from $42.97 million for the nine months ended September 30, 2020 to approximately $75.90 million for the nine months ended September 30, 2021. The increase was primarily attributable to a significant increase in our sales volume, driven by growing market demand, and our ability to boost supplies while some of our competitors faced challenges in handling material shortages and were unable to deliver, which presented new market opportunities for us. Based on our revenues in the nine months ended September 30, 2021 and 2020, we believe that Greenland is one of the major developers and manufacturers of transmission products for small and medium-sized forklift trucks in China.

The chart below illustrates our corporate and shareholding structure:

Initial Public Offering

On July 27, 2018, Greenland consummated its initial public offering of 4,400,000 units (the “Initial Public Offering”) at $10.00 per unit, generating gross proceeds of $44,000,000.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 282,000 units at a price of $10.00 per unit in a private placement to Greenland Asset Management Corporation (the “Sponsor”) and Chardan Capital Markets, LLC (“Chardan”), generating gross proceeds of $2,820,000. The company also sold to Chardan (and its designees), for $100, an option to purchase up to 240,000 units exercisable at $11.50 per unit (or an aggregate exercise price of $2,760,000) commencing on consummation of the Business Combination (as defined below). The unit purchase option may be exercised for cash or on a cashless basis, at the holder’s option, and expires on July 24, 2023. On February 18, 2021, Chardan exercised its option to purchase 120,000 units. As of the date of this amendment, an option exercisable by Chardan for 120,000 units is outstanding.

Merger with Zhongchai Holding

On July 12, 2019, Greenland entered into a share exchange agreement (the “Share Exchange Agreement”) with Zhongchai Holding, the Sponsor in the capacity thereunder as the purchaser representative, and Cenntro Holding Limited, the sole member of Zhongchai Holding (“Zhongchai Equity Holder”), whereby Greenland agreed to acquire all of the outstanding capital stock of Zhongchai Holding through a share exchange with Zhongchai Equity Holder.

On October 24, 2019, we consummated a business combination (the “Business Combination”) whereby Zhongchai Holding became our wholly owned subsidiary, along with its subsidiaries.

Greenland was originally incorporated under the laws of British Virgin Islands on December 28, 2017 as a blank check company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more target businesses. As a result of the Business Combination, we have ceased to be a “shell company” (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) and continued the existing business operations of Zhongchai Holding as a publicly traded company under the name “Greenland Technologies Holding Corporation.”

Products

Greenland provides transmission systems and integrated powertrains for material handling machineries, particularly for electric forklift trucks. In order to expand and diversify existing product offerings, Greenland recently entered into the electric industry vehicles market by designing and developing electric industry vehicles.

Transmission products for material handling machineries

Transmission Systems.

For 15 years, Greenland, along with its subsidiaries, specialized in designing, developing, and manufacturing a wide range of transmission systems for material handling machineries, in particular forklift trucks. The range of the transmission systems covers machineries from one ton to fifteen tons. Most transmission systems contain auto transmission features. This feature allows for easy machine operations. In addition, Greenland provides transmission systems for internal combustion powered machineries as well as for electrical powered machineries. Greenland has recently experienced increasing demand for electric powered transmission systems. These transmission systems are key components for material handling machinery assembly. To meet this increasing demand, Greenland is able to providing these transmission systems to major forklift truck original equipment manufacturers (“OEMs”) as well as certain global branded manufacturers.

Integrated Powertrain.

Through its PRC subsidiaries, Greenland designed and developed new and distinctive powertrains, which integrate electric motor, speed reduction gearbox, and driving axles into a combined integral module, in order to meet a growing demand for advanced electric forklift trucks. This integrated powertrain will enable the OEMs to significantly shorten design cycle, improve machinery efficiency, and simplify manufacturing process. There is a new trend that OEMs would rather use an integrated powertrain than separate electric motor, speed reduction gearbox, and driving axles, particularly in electric forklift trucks. Currently, through its PRC subsidiaries, Greenland makes two tons to three and a half-tons integrated powertrains for few electric forklift truck OEMs. Greenland is in the process of adding more integrated powertrain products for electric forklift truck OEMs with different sizes.

Electric Industrial Vehicles

There is increasing demand for electric industrial vehicles powered by sustainable energy in order to reduce air pollution and lower carbon monoxide emissions. In December 2020, Greenland launched a new division to focus on the production and sale of electric industrial vehicles—a division that Greenland intends to develop to diversify its product offerings. Greenland’s teams have completed the first production of GEF-series electric forklifts, a series of lithium powered forklifts with three models ranging in size from 1.8 tons to 3.5 tons, and began commercial sales of these electric forklifts in the United States market in November 2021. In addition, Greenland’s GEL-1800, a 1.8 ton rated load lithium powered electric wheeled front loader, has become available for sale since December 2021. These vehicles will be followed by Greenland’s GEX-8000, an all-electric 8.0 ton rated load lithium powered wheeled excavator, whose production is complete and is scheduled for arrival in the United States in January 2022. Greenland plans to establish assembly sites and experience centers in the United States in 2022 to support local sales, assembly and distribution.

Recent Regulatory Developments

We are subject to certain legal and operational risks associated with our operations in China. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and, as a result, these risks may result in material changes in the operations of our PRC subsidiaries, significant depreciation of the value of our ordinary shares, or a complete hindrance of our ability to offer or continue to offer our securities to investors. For instance, we believe that we are currently not required to obtain any permission or approval from the CSRC and the Cyberspace Administration of China, or the CAC, in the PRC to offer securities to foreign investors. However, there is no guarantee that this will continue to be the case in the future in relation to a follow-on offering or the continued listing of our securities on a U.S. securities exchange, or even in the event such permission or approval is required and obtained, it will not be subsequently revoked or rescinded. In the event that such approval is required in the future and we do not receive or maintain such approval, our ordinary shares may significantly decline in value or become worthless, and our ability to offer or continue to offer securities to investors may be significantly limited or completely hindered.

In addition, we are subject to risks and uncertainties of the interpretations and applications of PRC laws and regulations, including but not limited to, limitations on foreign ownership in our industry. We are also subject to the risks and uncertainties about any future actions of the PRC government. If any future actions of the PRC government result in a material change in our operations, the value of our ordinary shares may depreciate significantly or become worthless. See “Risk Factors — Risks Related to Doing Business in China — Uncertainties with respect to the PRC legal system could adversely affect us.”

Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As of the date of this amendment, our Company and our PRC subsidiaries have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice or sanction. As of the date of this amendment, we have not received any inquiry, notice, warning, or sanctions from the CSRC or any other PRC governmental authorities regarding the offering of our securities outside of the PRC. As of the date of this amendment, there are currently no relevant laws or regulations in the PRC that prohibit companies whose entity interests are within the PRC from listing on overseas stock exchanges. However, since these statements and regulatory actions are newly published, and official guidance and related implementation rules have not been issued, it is highly uncertain what the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and our ability to continue our listing on an U.S. exchange. See “Risk Factors — Risks Related to Doing Business in China — We may be liable for improper use or appropriation of personal information provided by their customers and any failure to comply with PRC laws and regulations over data security could result in materially adverse impact on our business, results of operations, and our continued listing on Nasdaq.”

Although we are not currently owned or controlled by a governmental entity in any foreign jurisdiction, the PRC government has exercised, and continues to exercise, substantial control over virtually every sector of the Chinese economy through regulation and state ownership, including steel sector where we have been doing our business. Any government decisions or actions to change the steel production, or any decisions the government might make to cut spending, could adversely impact our business and results of operations. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations with little advance notice that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Furthermore, the PRC government authorities may continue to strengthen oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers like us. Such actions taken by the PRC government authorities may intervene or influence the operations of our PRC operating entities at any time, which may be beyond our control. Therefore, any such action may adversely affect the operations of our PRC subsidiaries and significantly limit or hinder our ability to offer or continue to offer securities to you and reduce the value of such securities or cause the value of such securities to be completely worthless.   See “Risk Factors — Risks Related to Doing Business in China — The PRC government exerts substantial influence over the manner in which we must conduct our business activities. If the Chinese government significantly regulates the business operations of our PRC subsidiaries in the future and our PRC subsidiaries are not able to substantially comply with such regulations, the business operations of our PRC subsidiaries may be materially and adversely affected and the value of our ordinary shares may significantly decrease.”

As of the date of this amendment, we and our subsidiaries are not required to seek permissions from Chinese authorities to approve of our operations or our issuance of securities to investors. However, there is no guarantee that this will continue to be the case in the future in relation to a follow-on offering or the continued listing of our securities on a U.S. securities exchange or, in the event such permission or approval is required and obtained, that it will not be subsequently revoked or rescinded. If we do not receive or maintain the approvals, or we inadvertently conclude that such approvals are not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to an investigation by Chinese regulators, fines or penalties, or an order prohibiting us from conducting an offering, and these risks could result in a material adverse change in our operations and the value of our ordinary shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

Trading in our securities may be prohibited under the HFCA Act if the PCAOB determines that it cannot inspect or fully investigate our auditor, and that as a result, an exchange may determine to delist our securities. The PCAOB has been able to inspect our auditor, WWC P.C., an independent registered public accounting firm with its headquarters in San Mateo, California, and with its last inspection conducted in November 2021. Our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021. See “Risk Factors — Risks Related to Doing Business in China — A recent joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and the HCFA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB.”

Dividend Policy and Cash Transfers

We intend to retain all of our available funds and any future earnings to fund the development and growth of our business. As such, we do not expect to pay any cash dividends in the foreseeable future. We are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions, and only if we satisfy the applicable government registration and approval requirements.

Our PRC subsidiaries are permitted to pay dividends only out of their retained earnings. However, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, after making up for previous year’s accumulated losses, if any, to fund certain statutory reserves, until the aggregate amount of such funds reaches 50% of registered capital. This portion of our PRC subsidiaries’ respective net assets are prohibited from being distributed to their shareholders as dividends. However, none of our PRC subsidiaries has made any dividends or distributions to our holding company or any U.S. investors as of the date of this prospectus. See “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends paid by our subsidiaries for our cash needs, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct business.”

In addition, the PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders. See “Risk Factors — Risks Related to Doing Business in China — Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.”

A 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises. Any gain realized on the transfer of ordinary shares by such investors is also subject to PRC tax at a current rate of 10%, which in case of dividends will be withheld at source if such gain is regarded as income derived from sources within the PRC. See “Risk Factors — Risks Related to Doing Business in China — Under the Enterprise Income Tax Law, we may be classified as a ‘Resident Enterprise’ of China. Any classification as such will likely result in unfavorable tax consequences to us and our non-PRC shareholders.”

Several cash transfers have been made between us and our subsidiaries. We have transferred $900,000 in cash to Hang zhou Greenland Energy Technologies Co., Ltd., $2,000 in cash to Zhongchai Holding (HK) Limited, and $200,000 in cashto Greenland Technologies Corporation.

Corporate Information

We are a British Virgin Islands company limited by shares, and our corporate headquarters are located at 50 Millstone Road, Building 400 Suite 130, East Windsor, NJ, United States 08512. Our telephone number is 1 (888) 827-4832. Our registered office in the British Virgin Islands is located at Craigmuir Chambers, Road Town, Tortola, VG 1110 British Virgin Islands. We maintain a corporate website at http://www.gtecrobotic.com/#/home. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus. Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “GTEC.”

Summary of Risk Factors

An investment in our ordinary shares is subject to a number of risks, including risks related to our business and industry, risks related to our corporate structure, risks related to doing business in China and risks related to our ordinary shares. You should carefully consider all of the information in this prospectus before making an investment in the ordinary shares. The following list summarizes some, but not all, of these risks. Please read the information in the section titled “Risk Factors” in the prospectus supplement for a more thorough description of these and other risks.

Risks Related to our Business and Industry

For more detailed discussions of the following risks, see “Risk Factors—Risks Related to our Business and Industry” on pages S-9 through S-14 of the prospectus supplement dated November 19, 2021.

●	Our business operations are cash intensive, and our business could be adversely affected if we fail to maintain sufficient levels of liquidity and working capital;

●	We grant relatively long payment terms for accounts receivable, which can adversely affect our cash flow;

●	We face short lead-times for delivery of products to customers. Failure to meet delivery deadlines could result in the loss of customers and damage to our reputation and goodwill;

●	We face intense competition, and, if we are unable to compete effectively, we may not be able to maintain profitability;

●	Our revenues are highly dependent on a limited number of customers and the loss of any one of our major customers could materially and adversely affect our growth and revenues;

●	As we expand our operations, we may need to establish a more diverse supplier network for our raw materials. The failure to secure a more diverse supplier network could have an adverse effect on our financial condition;

●	To remain competitive, we are introducing new lines of business, including the production and sale of electric industrial vehicles. If our efforts are not successful, our results of operations may be materially and adversely affected; and

●	New lines of business, including the production and sale of electric industrial vehicles, may subject us to additional risks.

Risks Related to Doing Business in China

For more detailed discussions of the following risks, see “Risk Factors—Risks Related to Doing Business in China” on pages S-15 through S-23 of the prospectus supplement dated November 19, 2021.

●	Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations;

●	Uncertainties arising from the legal system in China, including uncertainties regarding the interpretation and enforcement of PRC laws and the possibility that regulations and rules can change quickly with little advance notice, could hinder our ability to offer or continue to offer our securities, result in a material adverse change to our business operations, and damage our reputation, which could materially and adversely affect our financial condition and results of operations and cause our securities to significantly decline in value or become worthless. See “Risk Factors—Risks Related to Doing Business in China—The PRC government exerts substantial influence over the manner in which we must conduct our business activities. If the Chinese government significantly regulates the business operations of our PRC subsidiaries in the future and our PRC subsidiaries are not able to substantially comply with such regulations, our business operations may be materially adversely affected and the value of our ordinary shares may significantly decrease” and “Risk Factors—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us”;

●	The approval of the CSRC or other PRC governmental authorities may be required, along with compliance with any other applicable PRC rules, policies and regulations, in connection with any future offering of our securities, and, if required, we cannot predict whether or how soon we will be able to obtain such approval or comply with such requirements. Any failure to obtain, or delay in obtaining, any requisite PRC governmental approval or complying with any other applicable PRC requirements for an offering, or a rescission of such approval, may subject us to sanctions imposed by the relevant PRC regulatory authority. In addition, if we do not receive or maintain the approvals, or we inadvertently conclude that such approvals are not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to an investigation by competent regulators, fines or penalties, or an order prohibiting us from conducting an offering, and these risks could result in a material adverse change in our operations and the value of our ordinary shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless. See “Risk Factors—Risks Related to Doing Business in China—We believe that we are not currently required to obtain the approval and/or comply with other requirements of the CSRC, the Cyberspace Administration of China, or the CAC, or other PRC governmental authorities under PRC rules, regulations or policies in connection with an offering of our securities outside of the PRC, including on a U.S. exchange. However, in the event that any such approval is required or that there are other requirements we are obligated to comply with, we cannot predict whether or how soon we will be able to obtain such approvals and/or comply with such requirements.” and “Risk Factors—Risks Related to Doing Business in China—We may be liable for improper use or appropriation of personal information provided by their customers and any failure to comply with PRC laws and regulations over data security could result in materially adverse impact on our business, results of operations, and our continued listing on Nasdaq”;

●	We may be liable for improper use or appropriation of personal information provided by their customers and any failure to comply with PRC laws and regulations over data security could result in materially adverse impact on our business, results of operations, and our continued listing on Nasdaq;

●	The Chinese government exerts substantial influence over the manner in which we must conduct our business activities. If the Chinese government significantly regulates the business operations of our PRC subsidiaries in the future and our PRC subsidiaries are not able to substantially comply with such regulations, our business operations may be materially adversely affected and the value of our ordinary shares may significantly decrease;

●	PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from our future financing activities to make loans or additional capital contributions to our PRC operating subsidiaries;

●	We may rely on dividends paid by our subsidiaries for our cash needs, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct business; and

●	Our securities may be delisted and prohibited from being traded under the HFCA Act if the PCAOB is unable to inspect our auditor in the future. Any future delisting and cessation of trading of our securities, or the threat of their being delisted and prohibited from being traded, may materially and adversely affect the value of your investment. Additionally, any inability of the PCAOB to conduct inspections of our auditor in the future would deprive our investors f the benefits of such inspections. See “Risk Factors—Risks Related to Doing Business in China—A recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially non-U.S. auditors who are not inspected by the PCAOB.”

Risks Related to this Offering Our Ordinary Shares

For more detailed discussions of the following risks, see “Risk Factors—Risks Related to this Offering and Our Ordinary Shares” on pages S-23 to S-26 of the prospectus supplement dated November 19, 2021.

●	Future sales of our ordinary shares, whether by us or our shareholders, could cause the price of our ordinary shares to decline;

●	Because we do not expect to pay dividends in the foreseeable future, you must rely on the price appreciation of our ordinary shares for a return on your investment; and

●	As a company incorporated in the British Virgin Islands with limited liability, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq corporate governance listing standards.

RISK FACTORS

The following is a summary of certain risks that should be carefully considered along with the other information contained or incorporated by reference in the prospectus supplement, the accompanying prospectus, and the documents incorporated by reference, as updated by our subsequent filings under the Exchange Act. Particularly, you should carefully consider the risk factors in the accompanying prospectus. If any of the following events actually occurs, our business, operating results, prospects, or financial condition could be materially and adversely affected. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

Risks Related to Doing Business in China

We believe that we are not currently required to obtain the approval and/or comply with other requirements of the CSRC, the Cyberspace Administration of China, or the CAC, or other PRC governmental authorities under PRC rules, regulations or policies in connection with an offering of our securities outside of the PRC, including on a U.S. exchange. However, in the event that any such approval is required or that there are other requirements we are obligated to comply with, we cannot predict whether or how soon we will be able to obtain such approvals and/or comply with such requirements.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, purport to require offshore special purpose vehicles that are controlled by PRC companies or individuals and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. The interpretation and application of those regulations remain unclear.

In addition, the PRC government authorities may strengthen future oversight over offerings that are conducted overseas. For instance, on July 6, 2021, the relevant PRC governmental authorities promulgated the Opinions on Strictly Cracking Down on Illegal Securities Activities, which emphasized the need to strengthen the PRC government’s supervision over overseas listings by PRC companies. Pursuant to the Opinions, effective measures, such as promoting the construction of relevant regulatory systems, are to be taken to deal with the risks of China-based overseas-listed companies, cybersecurity and data privacy protection requirements and similar matters. The Measures for Cybersecurity Censorship (Revised Draft for Comments) issued by the CAC on July 10, 2021 also require that, among other things, “critical information infrastructure” or data processors holding over one million users’ personal information apply for a cybersecurity review before any public offering on a foreign stock exchange. These statements and regulations are recently issued, and there remain substantial uncertainties about their interpretation and implementation. See also “—We may be liable for improper use or appropriation of personal information provided by their customers and any failure to comply with PRC laws and regulations over data security could result in materially adverse impact on our business, results of operations, and our continued listing on Nasdaq.”

As of the date of this prospectus, we believe we are not required to obtain any permission from PRC authorities (including the CSRC and the CAC) to operate our business as presently conducted or to issue our securities to investors outside of the PRC as of the date of this prospectus. However, if we determine or otherwise find out that we were required to obtain such permissions or approvals in the future in connection with the listing or continued listing of our securities on a stock exchange outside of China, it is uncertain how long it will take for us to obtain such approval, and, even if we obtain such approval, the approval could be rescinded. Any failure to obtain or a delay in obtaining the necessary permissions from the PRC authorities to conduct offerings or list our securities outside of China may subject us to sanctions imposed by the PRC regulatory authorities, which could include fines and penalties, proceedings against us, and other forms of sanctions, and our ability to conduct our business, invest in China by our non-Chinese subsidiaries as foreign investments or accept foreign investments by Chinese entities, or continue to be listed on a U.S. or other overseas exchange may be restricted, and our business, reputation, financial condition, and results of operations may be materially and adversely affected.

A recent joint statement by the SEC and the PCAOB, proposed rule changes submitted by Nasdaq, and the HCFA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or having substantial operations in emerging markets, including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of directors for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the Senate passed the HCFA Act, requiring a foreign company to certify that it is not owned or manipulated by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect a company’s auditors for three consecutive years, the company’s securities are prohibited from trading on a national exchange.

On March 24, 2021, the SEC announced that it had adopted interim final amendments to implement congressionally mandated submission and disclosure requirements of the HCFA Act. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report on Forms 10-K, 20-F, 40-F or N-CSR with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The SEC will implement a process for identifying such a registrant and any such identified registrant will be required to submit documentation to the SEC establishing that it is not owned or controlled by a governmental entity in that foreign jurisdiction, and will also require disclosure in the registrant’s annual report regarding the audit arrangements of, and governmental influence on, such a registrant. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year under such process that will be implemented by the SEC.

On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two.

On September 22, 2021, the PCAOB adopted rules to create a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate completely because of a position taken by an authority in a foreign jurisdiction.

On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in China and in Hong Kong because of positions taken by PRC and Hong Kong authorities in those jurisdictions. The PCAOB has made such designations as mandated under the HFCA Act. Pursuant to each annual determination by the PCAOB, the SEC will, on an annual basis, identify issuers that have used non-inspected audit firms and thus are at risk of such suspensions in the future.

The PCAOB has been able to inspect our auditor, WWC P.C., an independent registered public accounting firm with its headquarters in San Mateo, California, with its last inspection conducted in November 2021. As such, it is not subject to the designations issued by the PCAOB on December 16, 2021. However, if the PCAOB is unable to inspect our accounting firm in a foreign jurisdiction during any period of three consecutive years or we become owned or controlled by a government in that foreign jurisdiction in the future, the HFCA Act, which requires that the PCAOB be permitted to inspect an issuer’s public accounting firm within three years, may result in the delisting of our ordinary shares from the Nasdaq Stock Market in the future.

The recent developments would add uncertainties to our offering and may result in prohibitions on the trading of our ordinary shares on the Nasdaq Stock Market, if our auditors fail to meet the PCAOB inspection requirement in time.

We plan to empower our audit committee to take the PCAOB’s lack of inspection, as applicable, into account in connection with the oversight of our independent registered public accounting firm’s audit procedures and establish relevant internal quality control procedures. However, we cannot assure you that our audit committee’s oversight would be effective. In addition, the SEC may initiate proceedings against our independent registered public accounting firm, whether in connection with an audit of our Company or other China-based companies, which could result in the imposition of penalties against our independent registered public accounting firm, such as suspension of its ability to practice before the SEC. All of these could cause our shareholders and investors to lose confidence in our reported financial information and procedures and the quality of our financial statements, which may have a material effect on our business.